SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2014

Cubed, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-171371	37-1603977
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

830 South 4th Street, Las Vegas, NV 89101
(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 868-4277

_______________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

Completion of Acquisition of WikiTechnologies, Inc.

As previously reported, on May 22, 2014, we entered into a Share Exchange Agreement (the “Agreement”) with WikiTechnologies, Inc., a Delaware corporation (“Wiki”). Under the Agreement, subject to certain conditions, we planned to acquire all of the issued and outstanding common stock of Wiki in exchange for 1,200,000 newly issued shares of our common stock, together with a total payment of $1,500,000 in cash.

WikiTechnologies is a technology company dedicated to making financial transactions simple, secure, social and affordable. It owns and operates, both the WikiPay and WikiLoan platforms. Its principal product, WikiPay, a Money Services Business, is a simple, low-cost alternative to existing mobile and online payment solutions.  WikiLoan is a peer-to-peer lending platform that works through the participation and collaboration of family and friends through social networks.

On July 11, 2014, we closed the Agreement upon satisfaction of all closing conditions. We made the first of the $1,500,000 cash payment ($500,000) upon closing, and expect to make the two subsequent $500,000 payments as required. We also issued the shareholders of Wiki the agreed 1,200,000 shares of our common stock. Additionally, we have already, in large part, integrated the WikiPay platform into our Cube product line in order to enhance its use in business transactions, and intend to integrate the WikiLoan platform into our product line shortly.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Current Report on Form 8-K dated May 22, 2014 and filed on May 27, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBED, INC.

/s/ Joseph White

Joseph White
President, Chief Executive Officer Date: July 15, 2014

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